Exhibit 99

WMECO LOGO                   Western Massachusetts Electric Company
                                                     P.O. Box 2010
                                  West  Springfield, MA 01090-2010
                                   413) 787-9233 (Media Inquiries)
                                        413) 787-9216 (All Others)
                                                Fax (413) 787-9289
                                                    creednf@nu.com

                                                     www.wmeco.com


News Release

   WMECO Announces Agreement with Attorney General to Keep Rates
                    Stable Over Next Two Years

  Agreement will also expand services to low-income customers and enhance company performance

CONTACT:  Dean C. Nash               nashdc@nu.com
Office:   General Inquiries:         Media Inquiries:
          (413) 787-9233             (413) 787-9285

     SPRINGFIELD, Mass., November 17, 2004, (NYSE:NU) - Customers of Western Massachusetts Electric Company (WMECO) will see stable electric distribution charges and enhanced services over the next two years as a result of an agreement reached by WMECO and Attorney General Tom Reilly.

     The agreement was filed yesterday with the Department of Telecommunications and Energy (DTE) and is awaiting final approval. If approved, these new distribution rates would go into effect January 1, 2005. Under the agreement, customers will see a minimal increase in their distribution charge and a minimal increase in the federally-mandated transmission charge. However, these charges will be offset by a significant reduction in the transition charge, resulting in stable distribution rates through 2006. "We have not been in for a distribution rate increase since 1991 and have been able to effectively manage the inflationary costs of doing business," said WMECO President and Chief Operating Officer Kerry J. Kuhlman. "However, these costs, including health care costs, unemployment insurance and pension costs, have skyrocketed over the last 13 years," she added. "We are pleased that this settlement enables us to successfully manage these escalating costs while lessening the burden on our customers and not sacrificing the safe and reliable delivery of electricity we provide to customers each and every day."

     WMECO has also committed to spending $48 million over the next two years on projects designed to improve reliability.
Kuhlman noted that the company will work closely with the Attorney General's office to ensure performance remains at optimal levels to exceed customer needs and expectations. "We are committed to providing our customers with the best service possible and we will let our customers know, on annual basis, how we are doing in keeping the flow of electricity running safely and reliably to their homes," she added.

     WMECO will also expand its low-income assistance program that helps these customers make affordable payment arrangements, while helping them to better manage their limited resources, conserve energy and reducing their risk of disconnection for non-payment. "We understand the pressure on people's pocketbooks from the rising costs of oil and gas," said Kuhlman, "and this program will help those who are struggling the most in today's economy."

     While the distribution rates will remain stable over the next two years, Kuhlman cautioned customers about the rising oil and gas prices impacting the cost of electricity. "The energy marketplace is extremely volatile right now and fuel prices are rising," said Kuhlman. "While our competitive bid process enables us to secure the lowest possible pricing of electricity for our customers, it is unclear just yet how the cost for a kilowatt of electricity this year will compare to the cost we were able to secure for our customers at this time last year." Since 1997, when the electric industry was restructured in Massachusetts and WMECO was ordered to sell its generation plants, WMECO has been purchasing electricity for its customers through a competitive bidding process.

     Western Massachusetts Electric Company, part of the Northeast Utilities System (NYSE:NU), serves approximately 200,000 customers in 59 communities throughout western Massachusetts and is committed to the environment, economic development and the health of the
communities it serves.   For more information about WMECO, please visit
our website at http://www.wmeco.com. For more information, please visit our Web site : http://www.nu.com

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